UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2019

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	001-36473	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Chesterbrook Boulevard, Suite 300,

Berwyn, Pennsylvania 19312

(Address of principal executive offices, including zip code)

(610) 240-3200

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                    Appointment of Certain Officers  .

On April 29, 2019, Trinseo S.A. (the “Company”) appointed David Stasse, age 48, to replace Barry Niziolek as executive vice president and chief financial officer of the Company effective July 1, 2019.  Mr. Stasse joined the Company in July 2013 as Vice President and Treasurer with responsibility for all treasury matters, including cash management, risk management, relationships with rating agencies and commercial banks, and financing matters, and subsequently became the Company’s Vice President of Treasury and Investor Relations in March 2014. Mr. Stasse joined the Company from Freescale Semiconductor, Inc., a global semiconductor manufacturer that serves the automotive, networking, consumer and industrial markets, where he served as Vice President and Treasurer since July 2008. Mr. Stasse holds a MBA in Finance from the University of Maryland and a Bachelor of Science degree in Business Logistics from Penn State University.

No family relationship exists between Mr. Stasse and any of the Company’s directors or other executive officers.  Since January 1, 2018, Mr. Stasse has not engaged, and does not plan to engage, in any transaction with the Company or its subsidiaries, in an amount that exceeds $120,000, in which he had or will have a direct or indirect material interest.

(e)      Compensatory Arrangements of Certain Officers

On April 29, 2019, the Company’s subsidiary, Trinseo LLC, entered into an employment agreement (the “Agreement”) with Mr. Stasse.  The Agreement is effective as of July 1, 2019 and has a one-year term, which automatically renews for an additional year unless either party provides three months’ advance notice.  Under the Agreement, Mr. Stasse is entitled to a base salary of $475,000, which will be reviewed annually and may be increased above, but not below, the prior annual amount. Mr. Stasse is also entitled to participate in the Company’s annual performance award cash bonus, for which his target amount shall equal 65% of his base salary for the respective calendar year. Additionally, Mr. Stasse is entitled to an annual equity award in 2020 having a grant date fair value equal to 135% of his base salary for the respective calendar year. Annual equity awards will be on the same terms and conditions provided to the Company’s similarly situated senior executives and future annual awards will be in amounts determined by the Company in accordance with its long-term incentive plan.

In the event of his termination of employment for any reason, Mr. Stasse will be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and; except in the case of a termination by the Company for “cause”, by the executive without “good reason” (each, as defined in the Agreement), or by the executive’s non-renewal of the Agreement: (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination and (ii) a pro rata target bonus for the calendar year of termination.  In addition to the severance benefits described above, upon termination without “cause”, by him for “good reason”, or by the Company’s non-renewal of the Agreement, Mr. Stasse is entitled to receive (i) an amount equal to 1.5 times the sum of his respective base salary and target bonus, payable in equal monthly installments over the 18 months following such termination, and (ii) 18 months of health benefits continuation, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate.  His receipt of these severance benefits is subject to his timely execution of a general release of claims.

Item 9.01 Financial Statements and Exhibits.

d)             Exhibits

April
Exhibit No.	Description

10.1	Employment Agreement between Trinseo LLC and David Stasse, dated April 29, 2019

99.1	Press Release, dated April 29, 2019

EXHIBIT INDEX

Pril
Exhibit No.	Description

10.1	Employment Agreement between Trinseo LLC and David Stasse, dated April 29, 2019

99.1	Press Release, dated April 29, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO S.A.

	By:	/s/ Angelo N. Chaclas
	Name:	Angelo N. Chaclas
	Title:	Senior Vice President, Chief Legal Officer, Chief Compliance Officer & Corporate Secretary

Date: April 29, 2019